Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH BY

AUDAX CREDIT BDC, INC.

UP TO 1,650,000.00 SHARES OF COMMON STOCK AT A PURCHASE PRICE EQUAL TO

THE COMPANY’S NET ASSET VALUE PER SHARE AS OF DECEMBER 31, 2022

THE OFFER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON FEBRUARY 7, 2023, UNLESS THE OFFER IS EXTENDED.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

To the Stockholders of Audax Credit BDC, Inc.:

Audax Credit BDC, Inc., an externally-managed, non-diversified, closed-end management investment company that has made an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (“1940 Act”) and is incorporated in Delaware (the “Company,” “our,” “we,” or “us”), is offering to purchase no less than 1,550,000.00 and up to approximately 1,650,000.00 shares of our issued and outstanding Common Stock. During any calendar year, we intend to limit the number of shares we offer to repurchase to 30% of the weighted average number of shares outstanding during the prior calendar year. The term “Shares” as used herein refers only to those shares of our common stock that are eligible to be repurchased. The purpose of this Offer to Purchase is to provide stockholders with a measure of liquidity, since there is otherwise no public market for the shares of our common stock. See Section 2 below. The Offer is for cash at a price equal to the Corporation’s net asset value per Share as of December 31, 2022 (the “Purchase Price”), and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 P.M., Eastern Time, February 7, 2023 unless extended.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

IMPORTANT INFORMATION

Stockholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Company reserves the absolute right to reject tenders determined not to be in appropriate form.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS (THE “BOARD”) NOR AUDAX MANAGEMENT COMPANY, LLC (THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, ITS BOARD OR THE ADVISER AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS BOARD OR THE ADVISER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the materials pertaining to the Offer shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

The Date of this Offer to Purchase is January 9, 2023.

SUMMARY TERM SHEET

(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

•	We are offering to purchase no less than 1,550,000.00 and up to approximately 1,650,000.00 Shares. During any calendar year, we intend to limit the number of shares that we offer to repurchase to 30% of the weighted average number of shares outstanding during the prior calendar year. The Offer is for cash at a price equal to the Corporation’s net asset value per Share as of December 31, 2022 (the “Purchase Price”).

Why is the Company making the tender offer?

•	The Offer is designed to provide a measure of liquidity to our stockholders since there is otherwise no current public market. On January 9, 2023 the Board amended the Corporation’s authorized share repurchase program, and this is the first repurchase offer made pursuant to that authorization. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at 11:59 P.M., Eastern Time, on February 7, 2023 unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 14 below.

What is the most recent public offering price per share?

•	The Company is not publicly issuing new shares.

Are there conditions to the Offer?

•	Yes. You must either tender at least 2.0% of the Shares that you own or all of the Shares that you own. If you choose to tender only a portion of your Shares, such redemption cannot cause the net assets under management of the Company to fall below $350,000,000.00 following the tender of Shares for repurchase. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase shares on a pro-rata basis. As a result, we may repurchase less than the full amount of Shares that you request to have repurchased. If we do not repurchase the full amount of your Shares that you have requested to be repurchased, or we determine not to repurchase our Shares, you may not be able to dispose of your Shares. Any periodic repurchase offers will be subject in part to our available cash and compliance with the 1940 Act. See Section 3 below for a more complete description of the conditions to the Offer.

How do I tender my Shares?

•	If you own Shares that are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto. Once you receive these materials, you should read them. If you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us at the address listed on page 8, in proper form, before 11:59 P.M., Eastern Time, on February 7, 2023 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Company by 11:59 P.M., Eastern Time, on February 7, 2023 (or, if the Offer is extended, the expiration date as extended). See Section 4 below.

Is there any cost to tender?

•	There is no cost charged by us in connection with this Offer. Your broker dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

•	Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by submitting a Notice of Withdrawal to us at the address listed on page 8. In addition, you may withdraw your tendered Shares any time after March 8, 2023 (which is forty (40) business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

•	A notice of withdrawal of tendered Shares must be timely received by us. Such notice should specify the name of the stockholder who tendered the Shares, the number of Shares being withdrawn and other information. See Section 5 below and the Form of Notice of Withdrawal which accompanies this Offer as Exhibit 99(a)(1)(C).

May I place any conditions on my tender of Shares?

•	No.

Is there a limit on the number of Shares I may tender?

•	No. However, a stockholder who tenders some but not all of his or her Shares for repurchase cannot cause the net assets under management of the Company to fall below $350,000,000.00 following a tender of Shares for repurchase. See Section 1 below.

What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?

•	We will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro rata basis in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn). We intend to limit the number of shares to be repurchased during this tender offer to the number of shares of common stock.

If I decide not to tender, how will the Offer affect the Shares I hold?

•	Your percentage ownership interest in the Company will increase after completion of the Offer.

See Section 10 below.

Does the Company have the financial resources to make payment?

•	Yes. See Section 7 below.

If Shares I tender are accepted by the Company, when will payment be made?

•	Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

Is my sale of Shares in the Offer a taxable transaction?

•	Generally, yes. We anticipate that U.S. Stockholders, other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes generally equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See Section 13 below for details, including the nature of such gain or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Stockholders. Please consult your tax advisor as well.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

•	Under most circumstances, yes. There are certain circumstances, however, in which we will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

•	We have reserved the right to reject any and all tenders determined by us not to be in appropriate form. For example, tenders will be rejected if the tender does not include original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

•	Properly tendered Shares will be accepted for payment promptly following expiration of the Offer.

See Section 6 below.

What action need I take if I decide not to tender my Shares?

•	None.

Does management encourage stockholders to participate in the Offer, and will they participate in the Offer?

•	No. Neither we nor our Board nor the Adviser is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares in the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. See Section 9 below.

How do I obtain information?

•	Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Audax Credit BDC, Inc. as follows:

Our website:	www.audaxcreditbdc.com
Our telephone:	(212) 703-2700
U.S. mail:	Audax Credit BDC Inc.
320 Park Avenue
19th Floor
New York, NY 10022

If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Letter of Transmittal should be sent to the Company at the following address:

Audax Credit BDC Inc.

320 Park Avenue
19th Floor
New York, NY 10022

1. Purchase Price; Number of Shares; Expiration Date.

Audax Credit BDC Inc., an externally managed, non-diversified, closed-end management investment company that has made an election to be regulated as a business development company under the 1940 Act and is incorporated in Delaware, is offering to purchase no less than 1,550,000.00 and up to approximately 1,650,000.00 Shares. During any calendar year, we intend to limit the number of shares we offer to repurchase to 30% of the weighted average number of shares outstanding during the prior calendar year. The term “Shares” as used herein refers to all of our shares of common stock held by stockholders as of the date of this Offer. The purpose of the Offer is to provide stockholders with a measure of liquidity since there is otherwise no public market for our Shares. See Section 2 below. The Offer is for cash at a price equal to the Corporation’s net asset value per Share as of December 31, 2022 (the “Purchase Price”). You will not receive interest on the Purchase Price under any circumstances.

If you wish to tender your Shares to be repurchased, you must either tender at least 2.0% of the Shares you purchased in the offering or all of the Shares that you own. If you choose to tender only a portion of your Shares, such redemption cannot cause the net assets under management of the company to fall below $350,000,000.00 following a tender of Shares for repurchase. If more than the amount of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro-rata basis, in accordance with the number of Shares duly tendered by or on behalf of each stockholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you request to have repurchased.

As of January 9, 2023, there were approximately 46,376,460.56 shares of our common stock issued and outstanding, which includes shares purchased by Audax Credit BDC, Inc., and shares of common stock issued pursuant to our DRIP, and there were 2 holders of record of our shares. Of these shares, we are offering to repurchase no less than 1,550,000.00 and up to approximately 1,650,000.00 shares. Certain of the holders of record are brokers, dealers, commercial banks, trust companies and other institutions that hold shares in nominee name on behalf of multiple beneficial owners.

The Offer will remain open until 11:59 P.M., Eastern Time, on February 7, 2023 (the “Expiration Date”), unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

We will publish a notice to all stockholders if we decide to extend, terminate supplement or amend the terms of the Offer. If the Offer is scheduled to expire within ten (10) business days from the date we notify you of a significant amendment to the Offer, we also intend to extend the Offer, if necessary, to ensure that the Offer remains open for at least five (5) business days after the date we publish notice of the amendment. To the extent the price at which Shares will be repurchased changes following the date tender offer materials were provided to you, we will extend the Offer by at least ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Eastern Time.

In the judgment of our Board, including the independent directors, the Offer is in the best interests of the corporation and our stockholders and does not violate applicable law. Under the Delaware General Corporation Law, a Delaware corporation may not make a distribution to stockholders, including pursuant to our repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus, if applicable, preferential amounts payable on dissolution with respect to preferred stock.

The Board may also consider the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•	the effect of such repurchases on our qualification as a regulated investment company (a “RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), including the consequences of any necessary asset sales;

•	the liquidity of our assets (including fees and costs associated with disposing of assets);

•	our investment plans and working capital requirements;

•	the relative economies of scale with respect to our size;

•	our history in repurchasing Shares or portions thereof; and

•	the condition of the securities markets.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and stockholders should consult with their personal advisors if they have questions about their financial or tax situation. As a result, we are not expressing any opinion as to whether a stockholder should accept or reject this Offer.

2. Purpose of the Offer; Plans or Proposals of the Company.

The purpose of the Offer is to provide a measure of liquidity to our stockholders since there is otherwise no public market for the Shares. Pursuant to our share repurchase program, we periodically repurchase a limited number of Shares at a price equal to the most recently published net asset value at the time of the commencement of the Offer. This intention is a recognition of the fact that our shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event,” which includes, among other things, (1) the sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation, (2) a listing of our shares on a national securities exchange, or (3) a merger or another transaction approved by our Board in which our stockholders will receive cash or shares of a publicly traded company. The Company may offer to repurchase Shares at such times and on such terms as may be determined by the Board in its complete and absolute discretion.

Any repurchases will be made at such times and on such terms as may be determined by the Board, in its complete and exclusive discretion. Although the decision whether to repurchase Shares is at the Board’s sole discretion, we may limit the number of Shares to be repurchased during any calendar year to 30% of the weighted average number of shares outstanding in the prior calendar year. Any repurchase offers will be subject in part to our available cash and compliance with the RIC qualification and diversification rules and the 1940 Act.

Except as previously disclosed by us and discussed in the paragraph immediately below, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of accompanying the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act or 1934, as amended (the “Exchange Act”); (g) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (h) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (i) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3. Certain Conditions of the Offer.

Shares held of record as of the date of this Offer are eligible to be repurchased pursuant to the Offer. In addition, you must either tender at least 2.0% of the Shares that you own or all of the Shares that you own. If you choose to tender only a portion of your Shares, such redemption cannot cause the net assets under management of the Company to fall below $350,000,000.00 following the tender of Shares for repurchase. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro-rata basis.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. We will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Company, (iii) limitation that affects the Company or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its stockholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in its reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding. In our sole discretion, pursuant to an Offer due to stockholder death or disability, we may accept up to the full amount of the stockholder’s request at the current net asset value per Share.

We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares of common stock will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to us at:

Audax Credit BDC Inc.

320 Park Avenue

19th Floor

New York, NY 10022

The Letter of Transmittal must be received by us at the address above before 11:59 P.M., Eastern Time on February 7, 2023 when the Offer expires.

a. Proper Tender of Shares and Method of Delivery. For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 11:59 P.M., Eastern Time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

b. Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding.

NEITHER THE COMPANY, NOR ITS BOARD, NOR THE ADVISER NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

c. United States Federal Income Tax Withholding. To prevent the imposition of U.S. federal backup withholding tax equal to 24% of the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), IRS Form W-8EXP (“Form W-8EXP”), or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below.

For this purpose, a “U.S. Stockholder” is, in general, a stockholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Stockholder” is any stockholder other than a U.S. Stockholder.

5. Withdrawal Rights.

At any time prior to 11:59 P.M., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after March 8, 2023 (which is forty (40) business days after the commencement of the Offer), any stockholder may withdraw any amount of the Shares that the stockholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via mail, courier or personal delivery at the address listed on page 9. Any notice of withdrawal must be substantially in the form attached hereto as Exhibit 99(a)(1)(C) and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 11:59 P.M., Eastern Time, on the Expiration Date.

6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. You will not receive interest on the Purchase Price under any circumstances. The Company intends to make such payment promptly following the Expiration Date.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (a) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s) and (b) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form and provide such properly completed form to us may be subject to federal backup withholding tax of 24% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Stockholders.

7. Source and Amount of Funds.

The total cost to us of purchasing a maximum of 1,650,000.00 of our issued and outstanding Shares pursuant to the Offer would be approximately $15,000,000.00 excluding filing, printing, mailing and processing fees. As discussed in Section 1, we are limiting the number of Shares that may be repurchased to no less than 1,550,000.00 and up to approximately 1,650,000.00, subject to the limitations described elsewhere in this Offer. This range approximates the number of shares of common stock the Company is able to repurchase with the proceeds received from the sale of shares of common stock under the DRIP during such redemption period. We will use cash on hand to fund the purchase of shares validly tendered and not withdrawn in the offer.

8. Financial Statements.

Financial statements have not been included since the consideration offered to stockholders consists solely of cash. The Offer is not subject to any financing condition. The Company is a public reporting company under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files its reports electronically on the EDGAR system.

Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

The following table sets forth, as of the Record Date, certain ownership information with respect to our Common Stock for those persons who, directly or indirectly, own, control or hold with the power to vote five percent (5%) or more of our outstanding Common Stock and all of our officers and directors, individually and as a group. It also sets forth sets forth information regarding the beneficial ownership of our common stock as of January 9, 2023, in each case including shares of common stock which may be acquired by such persons within 60 days, by:

•	each of our officers and directors; and

•	all of our directors and executive officers as a group.

Percentage of Common Stock Outstanding
Name and Address	Type of Ownership(3)	Shares Owned	Percentage
Principal Stockholders
Mercer Investment Management, Inc.(1)	Beneficial	46,376,460.56	99.99%
Interested Directors
Kevin Magid(2)	Beneficial	—	—
Michael McGonigle(2)	Beneficial	—	—
Independent Directors
Joseph Nemia(2)	Beneficial	—	—
David Moyer(2)	Beneficial	—	—
Patrick Dowling(2)	Beneficial	—	—
Executive Officers
Richard Joseph(2)	Beneficial	—	—
Daniel Weintraub(2)	Beneficial	—	—
Jason Scoffield(2)	Beneficial	—	—
All officers and directors as a group (8 persons)	Beneficial	—	—

(1)	The address for Mercer Investment Management, Inc. is 99 High Street, Boston, MA 02110.

(2)	The address for each of our officers and directors is c/o Audax Credit BDC Inc., 101 Huntington Avenue, Boston, MA 02199.

(3)	Sole voting power.

Information as to the beneficial ownership listed in the tables below is based on information furnished to the Company by the persons listed in the respective tables. We are not part of a “family of investment companies,” as that term is deﬁned in the Investment Company Act of 1940, as amended (the “1940 Act”). The following table sets forth the dollar range of our Common Stock beneficially owned by each of our directors as of the Record Date.

Name of Director	Dollar Range of Equity Securities in Audax Credit BDC Inc.
Independent Directors
Joseph Nemia	None
David Moyer	None
Patrick Dowling	None

Interested Directors
Kevin Magid	None
Michael McGonigle	None

Except as set forth in this Offer, neither we nor, to the best of our knowledge, any of the above mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of stockholders who do not tender Shares. All stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares of our common stock and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued shares.

11. Certain Information about the Company.

Audax Credit BDC Inc. is a Delaware corporation that was formed in January 2015. We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, we have elected to be treated for federal income tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code.

Our investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. We intend to meet our investment objective by investing primarily in senior secured debt of privately owned U.S. middle-market companies. For purposes of this annual report, we define “middle market companies” to be companies that, in general, generate less than $500 million in annual revenue or less than $75 million of annual earnings before interest, taxes, depreciation and amortization, or EBITDA. We intend to invest at least 80% of our net assets plus the amount of any borrowings in “credit instruments,” which we define as any fixed income instruments.

We generate revenue in the form of interest on the debt securities that we hold in our portfolio companies. The senior debt we invest in generally has stated terms of three to ten years. Our senior debt investments generally bear interest at a floating rate. Interest on debt securities is generally payable quarterly or semiannually. In some cases, some of our investments may provide for deferred interest payments or payment-in-kind, or PIK, interest. The principal amount of the debt securities and any accrued but unpaid interest generally will become due at the maturity date. In addition, we may generate revenue in the form of commitment and other fees in connection with transactions, although we do not expect to do so. Original issue discount, or OID, as well as market discount and premium are accreted and amortized in determining our interest income. We record any prepayment premiums on loans and debt securities as income.

Our address is 101 Huntington Avenue, Boston, MA 02199. Our phone number is (617) 859-1500, and our internet address is www.audaxcreditbdc.com.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:

•	our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 25, 2022 (the “Annual Report”);

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 as filed with the SEC on November 11, 2022; and

•	our Issuer Tender Offer Statement on Schedule TO as filed with the SEC on January 9, 2023.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of this Offer. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

13. Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, each as in effect as of the date of this Offer and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. This summary addresses only Shares held as capital assets and does not address certain tax consequences that may be relevant to stockholders in light of their particular circumstances. In addition, this summary does not address (a) any state, local or foreign tax considerations that may be relevant to a stockholder’s decision to tender Shares pursuant to the Offer; or (b) any tax consequences to any corporation, partnership, estate, trust or other entity created or organized in or under the laws of the United States or any state thereof or the District of Columbia for U.S. federal tax purposes (or their partners, members, etc.) tendering Shares pursuant to the Offer. Stockholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local or foreign tax laws. See Section 4.c. “Procedures for Tendering Shares — United States Federal Income Tax Withholding” above.

a. U.S. Stockholders. For federal income tax purposes, the sale of Shares pursuant to the Offer generally will be treated either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the stockholder’s interest in the Company, (b) is “substantially disproportionate” with respect to the stockholder or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Although it is generally anticipated that most stockholders who tender shares would satisfy one of these three tests for “sale or exchange” treatment, stockholders should consult their own tax advisors to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Shares sold. The gain or loss generally will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual U.S. Stockholders is generally 20%. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the stockholder (or amounts credited to the stockholder as undistributed capital gains) with respect to such Shares.

A distribution will be considered to have been made in “complete termination” of a stockholder’s interest in the Company within the meaning of Section 302(b)(3) of the Code if either: (i) all of the Shares then actually and constructively owned by the stockholder are tendered by such stockholder pursuant to the Offer; or (ii) all of the Shares actually owned by the stockholder are tendered by such stockholder pursuant to the Offer, the only remaining Shares the stockholder constructively owned are actually owned by such stockholder’s family members, and the stockholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. A distribution in partial redemption of a stockholder’s stock in the Company will be considered “substantially disproportionate” under Section 302(b)(2) of the Code with respect to such stockholder if: (i) immediately after the redemption, the stockholder owns less than 50 percent of the total combined voting power of all classes of voting stock in the Company; (ii) the stockholder’s percentage ownership of voting stock in the Company immediately after the redemption is less than 80 percent of the same percentage immediately beforehand; and (iii) the stockholder’s percentage ownership of common stock (voting or nonvoting) in the Company after the redemption is less than 80 percent of the same percentage immediately beforehand. A distribution in partial redemption of Shares in the Company by a stockholder will qualify as an exchange under Section 302(b) of the Code if such distribution satisfies the “not essentially equivalent to a dividend” test of Section 302(b)(1) of the Code. This test should be met if, under all of the facts and circumstances, there is a “meaningful reduction” in a stockholder’s ownership interest in the Company after completion of the Offer, as compared with the ownership interest maintained by the stockholder immediately before the Offer. The IRS has issued rulings in situations involving redemptions of stock owned by minority stockholders of publicly-traded corporations, where each such minority stockholder owned, directly and indirectly, less than 1% of the value and voting power and economic interest held by such minority stockholders in such corporations.

If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a stockholder who sells Shares pursuant to the Offer will be taxable to the stockholder as a “dividend” to the extent of such stockholder’s allocable share of the Company’s current or accumulated earnings and profits. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the stockholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the stockholder’s tax basis in such case will be treated as gain from a “sale or exchange” of such Shares. To the extent any amount treated as a dividend is reported by the Company as derived from “qualified dividend income,” such amount will be subject to tax in the hands of a non-corporate U.S. Stockholder at rates applicable to net capital gains, provided holding period and other requirements are met at both the non-corporate U.S. Stockholder and Company-level. Similarly, if a portion of the Company’s income for the taxable year in which an amount treated as a dividend is paid consists of qualifying dividends paid by U.S. corporations and is properly reported by the Company, such portion might qualify for the dividends received deduction when received by certain corporate U.S. Stockholders, provided holding period and other requirements are met at both the corporate U.S. Stockholder and Company-level. If the amounts received by a tendering Stockholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such stockholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a stockholder, including stockholders who do not tender any Shares pursuant to the Offer, whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Under Section 305(c) of the Code, a distribution by a corporation of its stock or its rights to acquire its stock is treated as a dividend if the distribution (or series of distributions of which such distribution is one) results in the distribution of money or other property by some stockholders, and results in the increase in the proportionate interests of other stockholders in the assets or earnings and profits of the corporation. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (e.g., pursuant to certain tender offer transactions). Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. Stockholders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

Under Treasury regulations directed at tax shelter activity, if a U.S. Stockholder recognizes a loss of $2 million or more in the case of an individual or other U.S. non-corporate Stockholder or $10 million or more in the case of a U.S. corporate Stockholder, such Stockholder must file a disclosure statement on IRS Form 8886 with the IRS. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, stockholders of a RIC are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether a taxpayer’s treatment of the loss is proper. U.S. Stockholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a stockholder can be given no assurance that a sufficient number of such stockholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Company may be required to withhold 24% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless either: (a) the U.S. Stockholder has completed and submitted to the Company a Form W-9 (or Substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (1) such number is correct; (2) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. Even though the Company may have received a completed Form W-9 from a U.S. Stockholder, the Company may nevertheless be required to backup withhold if it receives a notice from the IRS to that effect. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.

b. Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer generally depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Stockholder (or if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Stockholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment). The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend and any portion of such dividend properly reported as an interest-related dividend or short-term capital gain dividend.

If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Stockholder.

Any dividends received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form in order to avoid 24% backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

The Foreign Account Tax Compliance Act provisions of the Code, the related U.S. Treasury and IRS guidance issued thereunder, as well as the applicable intergovernmental agreements (“IGAs”) entered into between the United States and certain foreign governments (collectively, “FATCA”) generally imposes a 30% withholding tax on certain payments made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (“FFI”), defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity (“NFFE”), the entity identifies and provides information in respect of “substantial U.S. owners” (within the meaning of FATCA) of such entity. The types of payments subject to FATCA withholding include, among others, dividends and the gross proceeds from the sale, exchange, or other disposition of any property, such as Shares, that could produce U.S. source dividends. Accordingly, any payment made to a tendering Non-U.S. Stockholder who is a FFI or NFFE may be subject to a 30% FATCA withholding tax. However, if a tendering Non-U.S. Stockholder is subject to withholding under FATCA as well as is subject to either backup withholding or U.S. nonresident withholding at source, the Company will withhold only under FATCA (subject to an ability by the Company to elect to backup withhold in certain circumstances).

As the Company cannot determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, any payment to a tendering Non-U.S. Stockholder that is a FFI or NFFE will generally be subject to a 30% withholding tax unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners,” if any, or (ii) certifies that it has no “substantial U.S. owners.” Certain Non-U.S. Stockholders may fall into certain exempt, excepted or deemed-compliant categories as established by the Treasury regulations, IGAs, and other guidance regarding FATCA. In order to qualify for any such exception, a Non-U.S. Stockholder generally must provide a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form, signed under penalty of perjury and properly certifying such Non-U.S. Stockholder’s status under FATCA, to the Company.

c. Other Tax Consequences. The Company’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Company’s ability to use capital loss carryforwards to offset future capital gains. Therefore, in certain circumstances, Stockholders who remain Stockholders following completion of the Offer may incur taxes sooner or incur more taxes associated with their investment in the Company, than they would have had the Offer not occurred.

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult such Stockholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

This Offer may include forward-looking statements. The forward-looking statements contained in this Offer may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our contractual arrangements and relationships with third parties;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	our repurchase of shares;

•	actual and potential conflicts of interest with our Adviser and its affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability to qualify and maintain our qualifications as a RIC and a business development company (“BDC”);

•	the timing, form and amount of any distributions;

•	the impact of fluctuations in interest rates on our business;

•	the valuation of any investments in portfolio companies, particularly those having no liquid trading market;

•	the impact of changes to generally accepted accounting principles, and the impact to us; and

•	the impact of changes to tax legislation and, generally, our tax position.

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risk Factors” section of our Annual Report and subsequent quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer, and we assume no obligation to update any such forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

AUDAX CREDIT BDC INC.